Exhibit 10.27

SYNOVUS FINANCIAL CORP.
Annual Base Salaries for Named Executive Officers

Set forth below are the base salaries for persons identified as “named executive officers” of Synovus Financial Corp. for the year ended December 31, 2016, as approved by the Compensation Committee of the Board of Directors:

Name	Title	Base Salary

Kessel D. Stelling	Chairman, Chief Executive Officer and President	$995,000
Kevin S. Blair	Executive Vice President and Chief Financial Officer	575,000
Allen J. Gula, Jr.	Executive Vice President and Chief Operations Officer	454,861
Thomas J. Prescott	Former Executive Vice President and Chief Financial Officer	443,930
Allan E. Kamensky	Executive Vice President, General Counsel and Secretary	437,091
Mark G. Holladay	Executive Vice President and Chief Risk Officer	371,581